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                                                                       EXHIBIT 1


kpmg

               KPMG LLP
               Chartered Accountants                    Telephone (403) 691-8000
               1200 205 - 5th Avenue SW                   Telefax (403) 691-8008
               Calgary AB T2P 4B9                                    www.kpmg.ca



AUDITORS' REPORT TO THE SHAREHOLDER

We have audited the consolidated balance sheets of NOVA Gas Transmission Ltd. as at December 31, 2003 and 2002 and the consolidated statements of income, retained earnings and cash flows for the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.


/s/ KPMG LLP
Chartered Accountants


Calgary, Canada
February 23, 2004


NGTL CONSOLIDATED FINANCIAL STATEMENTS                                        16